FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

              THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made this 31st day of October, 2012, by and among NET PROFITS TEN, INC. (“Purchaser”), WORLD MOTO (THAILAND) CO., LTD. (“Seller”), CHRIS ZIOMKOWSKI (“Chris”) and PAUL GILES (“Paul”).

RECITALS:

              WHEREAS, the Purchaser, the Seller, Chris and Paul entered into an Asset Purchase Agreement dated September 1, 2012 (the “Agreement”);

              WHEREAS, Purchaser has agreed to purchase from the Seller, and the Seller has agreed to sell to the Purchaser, assets related to the Moto-Meters;

              WHEREAS, the Purchaser, the Seller, Chris and Paul have agreed that on the Closing Date, the Seller will transfer to the Purchaser all of the right, title, and interest to and in intellectual property related to Moto-Meters and Chris and Paul will transfer to the Purchaser the registrations of the three patent rights related to Moto-Meters;

              WHEREAS, Purchaser, Seller, Chris and Paul have agreed to modify the Agreement as set forth herein.

AGREEMENTS:

              NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1.	Amendment. In the Table of Contents, the note in Exhibit 8.3 is deleted and in its place will be substituted with the following:

“(Note: this shall include assignment by the Seller, Chris Ziomkowski and Paul Giles of various properties, including intellectual property registrations relating to certain assets under the assignment.)”

2.	Amendment. Section 8.1(g) is deleted in its entirety and in its place will be substituted with the following:

“(g) all consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Body required in connection with the execution, delivery or performance hereof and the transfer, if any, of all Permits shall have been obtained or made on terms and conditions reasonably satisfactory to Purchaser, including without limitation the transfer of the registrations of the three patent rights specified in Schedule 5.4 (e) hereto from Chris Ziomkowski and Paul Giles to the Purchaser, so as to convey all the Proprietary Rights, in the aforementioned patents; and”

3.	Amendment. Section 8.3(a) is deleted in its entity and in its place will be substituted with the following:

“(a) the Bill of Sale and Assignment, Assignments of the Patents in the form of Exhibit 8.3(a) and assignment of registration for the patents specified in Schedule 5.4(e), each duly executed by Seller, Chris Ziomkowski and Paul Giles and Seller, Chris Ziomkowski and Paul Giles shall duly execute and deliver, or cause to be duly executed and delivered, to Purchaser such other deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Assets as Purchaser may reasonably request and as may be necessary to vest in Purchaser’s right, title and interest in and to all of the Assets as herein provided, in each case subject to no Lien except for Permitted Exceptions;”

4.	Amendment. The following sentence is added to the end of the disclosure about patent number 13/137,345 in Schedule 5.4(e) of the Agreement:

“Notwithstanding the foregoing as of the date of this modification, the exception per patent 13/137,345 is no longer applicable.”

5.	Effect on Other Provisions. Except for the foregoing, the Agreement, as amended, shall continue in full force and effect and shall not be affected hereby except as expressly provided herein.

              IN WITNESS WHEREOF, the parties have executed this amendment as of the date first above written.

Net Profits Ten, Inc.	World Moto (Thailand) Co. Ltd.

By: ___/s/ Marlon Liam_________	By: __/s/Paul Giles______
Marlon Liam, President	Title:

/s/ Chris Ziomkowski
Chris Ziomkowski

/s/ Paul Giles
Paul Giles